As filed with the Securities and Exchange Commission on February 22, 2007
Registration No. 333-139708

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 2
to
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LECROY CORPORATION
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	13-2507777 (I.R.S. Employer Identification No.)

700 Chestnut Ridge Road, Chestnut Ridge, New York 10977 (845) 425-2000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Thomas H. Reslewic, President and Chief Executive Officer
LeCroy Corporation
700 Chestnut Ridge Road
Chestnut Ridge, New York 10977
(845) 425-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service and registrant's principal executive offices)

Copy to:
Roger D. Feldman, Esq.
Fish & Richardson P.C.
225 Franklin Street
Boston, Massachusetts 02110
(617) 956-5924

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
4.00% Convertible Senior Notes due 2026	$72,000,000	100%	$72,000,000	$7,704 (6)
Common Stock, par value $0.01	4,948,452(3)	(4)	(4)	(4)
Common Stock, par value $0.01	4,948,452(5)	(5)	(5)	(4)

(1)
This registration statement shall cover any additional shares of registrant’s common stock which become issuable by reason of any stock dividend, stock split or any other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of registrant’s outstanding common stock.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(i) under the Securities Act of 1933, as amended.

(3)
Includes 4,948,452 shares of common stock issuable upon conversion of the notes at an initial rate of 68.7285 shares per $1,000 principal amount of the notes. Pursuant to Rule 416 under the Securities Act, the number of shares of common stock registered shall include an indeterminate number of shares of common stock that may be issued under the antidilution provisions of the notes.

(4)
Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received by the registrant.

(5)	There is being registered hereunder, in connection with the resale by the selling securityholders, 4,948,452 shares of common stock issuable upon conversion of the notes.

(6)	Fee previously paid.

LECROY CORPORATION

$72,000,000 4.00% Convertible Senior Notes due 2026 and the Common Stock Issuable Upon Conversion of the Notes

This prospectus relates to the potential resale from time to time by the selling security holders named herein and to be named in any accompanying prospectus supplement of some or all of the securities acquired from us in an unregistered private offering on October 12, 2006.

Each time the selling security holders resell securities, we will provide a supplement to this prospectus that contains specific information about the offering by the selling security holders and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of such securities.

The selling security holders may offer and sell the following securities:

•	convertible debt securities; and/or

•	common stock.

We will receive no proceeds from any sale by the selling security holders of the securities covered by this prospectus and any accompanying prospectus supplement, but we have agreed to pay certain registration expenses.

The notes are not listed on any securities exchange or included in any automated quotation system. The notes initially sold to qualified institutional buyers are eligible for trading in The PORTALSM Market. However, the notes resold pursuant to this prospectus will no longer be eligible for trading in The PORTALSM Market. An active or liquid market may not develop for the notes. Our common stock is quoted on the Nasdaq Global Market under the symbol “LCRY.” On February 21, 2007, the last  reported sales price of our common stock was $9.21 per share.

See “RISK FACTORS” on page 3 for information you should consider before buying any securities hereunder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 22, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

When used in this prospectus, the terms “LeCroy,” “the Company,” “we,” “our” and “us” refer to LeCroy Corporation and its consolidated subsidiaries, unless otherwise specified.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, the selling security holders named or to be named under the heading “Selling Security Holders” in any accompanying prospectus supplement may sell, from time to time, in one or more offerings, the convertible notes and/or underlying common stock registered under the registration statement of which this prospectus is a part. These securities were acquired from us in an unregistered private offering. The accompanying prospectus supplement will set forth specific information about the terms of the applicable offering by the selling security holders. Such prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, or the PSLRA. Forward-looking statements in this prospectus are being made pursuant to the PSLRA and with the intention of obtaining the benefits of the "safe harbor" provisions of the PSLRA. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. You can identify these statements by the use of words like "intend," "plan," "believe," "anticipate," "project," "may," "will," "could," "continue," "expect" and variations of these words or comparable words or phrases of similar meaning. They may relate to, among other things:

•	our financing plans;
•	trends affecting our financial condition or results of operations, including our projected revenues and earnings per share guidance;
•	our growth strategy and operating strategy;
•
the accretive effect of the acquisition of Catalyst Enterprises, Inc., or Catalyst, which was determined based on the non-GAAP financial statements of Catalyst and certain assumptions with respect to the cost savings and other benefits arising from the integration of Catalyst's operations with those of the Company; and

•	our new or future product offerings.

These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements. These risks and uncertainties may include those discussed in "Risk Factors." We cannot assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in forward-looking statements. Given these risks and uncertainties, we urge you to read this prospectus completely and with the understanding that actual future results may be materially different from what we plan or expect. Also, these forward-looking statements present our estimates and assumptions only as of the date of this prospectus.

Except for our obligation to disclose material information as and when required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at: http://www.sec.gov.

SUMMARY

LeCroy Corporation

LeCroy Corporation was founded in 1964 and is incorporated in the State of Delaware. Our principal executive offices and manufacturing facilities are located at 700 Chestnut Ridge Road, Chestnut Ridge, New York 10977 and our telephone number is (845) 425-2000. Our website is located at www.lecroy.com. We sell our products and provide service worldwide through wholly-owned subsidiaries, representatives and distributors.

We develop, manufacture, sell and license high-performance oscilloscopes and global communication protocol analyzers. Our oscilloscopes are tools used by designers and engineers to measure and analyze complex electronic signals in order to develop high-performance systems, validate electronic designs and improve time to market. We offer six families of oscilloscopes, which address different solutions for the markets we serve: WaveExpert, our line of Sampling Oscilloscopes; WaveMaster, one of our high performance product families; WavePro, which is targeted at the mid- to high-performance sector; WaveRunner, designed for the mid-performance sector; WaveSurfer, designed for value-oriented users in the low-performance bandwidth sector of the market; and WaveJet, our entry-level oscilloscope products. Our protocol analyzers are used to reliably and accurately monitor communications traffic and diagnose operational problems in a variety of communications devices to ensure that they comply with industry standards. Our protocol analyzers are used by designers and engineers whose products are in development and production and also for products deployed in the field.

We generate revenue in a single segment within the Test and Measurement market, primarily from the sale of our oscilloscopes, protocol analyzers, probes, accessories, and applications solutions. To a lesser extent, we also generate revenue from the sales of our extended warranty contracts, maintenance contracts and repairs and calibrations on our instruments after their warranties expire. Revenue is recognized when products are shipped or services are rendered to customers and other revenue recognition criteria are met, net of allowances for anticipated returns. We sell our products into a broad range of end markets, including Computer/Semiconductor/Consumer Electronics, Data Storage, Automotive/Industrial, and Military/Aerospace. We believe designers in all of these markets are developing products which rely on increasingly complex electronic signals to provide the features and performance their customers require.

THE OFFERING

Securities Offered	$72,000,000 principal amount of 4.00% Convertible Senior Notes due 2026.

Maturity Date	October 15, 2026.

Ranking	The notes:

• are our senior unsecured obligations;

• rank on parity in right of payment with all of our existing and future senior unsecured debt; and

•
rank senior in right of payment to all of our existing and future subordinated debt except that the notes will rank equally with the $3.5 million note issued in connection with our acquisition of Catalyst Enterprises, Inc., which is subordinated to our credit facility, and with any future subordinated indebtedness which is not expressly subordinated to the notes.

The notes are effectively subordinated in right of payment to our existing and future secured debt, to the extent of such security, and to our subsidiaries' liabilities. On December 31, 2006, after giving effect to the incurrence of indebtedness in connection with the Catalyst Enterprises, Inc. acquisition and the issuance of the notes and the application of the proceeds, we have secured debt of approximately $10.0 million in aggregate principal amount, and we have approximately $4.5 million of other indebtedness, excluding the notes, and our subsidiaries have trade payables and other accrued liabilities (excluding obligations which are inter-company in nature) of approximately $4.5 million in the aggregate.  The indenture under which the notes are issued does not prevent us or our subsidiaries from incurring additional debt or other obligations.

Interest	We will pay 4.00% per annum on the principal amount of the notes, payable semi-annually in arrears on April 15 and October 15, beginning April 15, 2007.

Issue Price	The notes have a principal amount at maturity of $1,000 and have been issued at a price of 100% of their principal amount.

Conversion
Prior to September 15, 2026, holders may convert their notes into cash and shares of our common stock, if any, at the applicable conversion rate, in multiples of $1,000 principal amount, at their option, under the following circumstances:

•
during any fiscal quarter beginning after December 31, 2006 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days during the 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 120% of the applicable conversion price on the last trading day of such preceding fiscal quarter;

•
during the five business day period after any ten consecutive trading day period in which the trading price per note for each day of that ten consecutive trading day period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such day;

• if the notes have been called for redemption; or

• upon the occurrence of specified corporate transactions described under "Description of Securities to be Registered—Conversion Rights."

On or after September 15, 2026, holders may convert their notes into cash and shares of our common stock, if any, at the applicable conversion rate, in multiples of $1,000 principal amount, at their option, at any time prior to the close of business on the business day immediately preceding the maturity date.

The initial conversion rate for the notes is 68.7285 shares per $1,000 principal amount of notes (equivalent to a conversion price of approximately $14.55 per share), subject to adjustment.

Upon conversion of each $1,000 principal amount of notes, you will receive an amount in cash equal to the lesser of (i) $1,000 or (ii) the conversion value, calculated in a proportionate basis for each trading day of the 40 trading-day observation period (as defined herein). If the conversion value exceeds $1,000 on the conversion date, we will also deliver, at our election, cash or common stock or a combination of cash or common stock with a value equal to such excess. See "Description of Securities to be Registered—Payment Upon Conversion."

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 42.9041 share per $1,000 principal amount of notes (35.7534 shares per $1,000 principal amount of notes if the initial purchaser exercises its over-allotment option in full), subject to adjustments in the same manner as the conversion rate as set forth under "Description of Securities to be Registered—Conversion Rate Adjustments."

Holders will not receive any additional cash payment or additional shares representing accrued and unpaid interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares of common stock, if any, issued to holders upon conversion. Holders will have no discretion to choose to receive interest payments in cash or common stock.

Redemption at Our Option
Prior to October 20, 2011, we may not redeem the notes. On or after October 20, 2011, we may redeem the notes, in whole or in part, upon not less than 30 days' nor more than 60 days' prior written notice to the holders of the notes, for cash equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date.

Purchase of the Notes by Us at the Option
of the Holder
You have the right to require us to purchase all or a portion of your notes on each of October 15, 2011, October 15, 2016 and October 15, 2021 at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the repurchase date.

Sinking Fund	None.

Repurchase at the Option of the Holder
Upon a Designated Event
Upon a designated event (as defined under "Description of Securities to be Registered—Repurchase at the Option of the Holder Upon a Designated Event"), each holder of the notes may require us to repurchase some or all of its notes at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of redemption.

Make Whole Premium Upon a
Designated Event
If you elect to convert your notes upon the occurrence of certain designated events, which occurs prior to October 15, 2011, under certain circumstances, you will be entitled to receive, in addition to cash and shares of our common stock equal to the applicable conversion rate, an additional number of shares of our common stock or cash at our election, which we refer to as the make whole premium.

Public Acquirer Change in Control
In lieu of paying a make whole premium, in the event of a change in control that involves a public acquirer, we may elect to adjust the conversion rate and related conversion obligation such that from and after the effective date of such change in control, holders of the notes will be entitled to convert their notes into an adjusted number of shares of the public acquirer's common stock. See "Description of Securities to be Registered—Public Acquirer Change in Control."

Form and Denomination	The notes have been issued in registered form in the minimum denomination of $1,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	We used the net proceeds from the offering to fund:

	•	the repayment of approximately $31.9 million of term debt under our credit facility;

	•	our repurchase of approximately $9.9 million of our issued and outstanding common stock contemporaneous with the offering of the notes; and

	•	the repayment of approximately $20.8 million of the debt outstanding under our revolving credit facility which was drawn down to fund the acquisition of Catalyst Enterprises, Inc.

Purchase of our Common Stock
We purchased approximately $9.9 million of our common stock from institutional investors though Cowen and Company, LLC as our agent in negotiated transactions concurrently with the offering of the notes. In addition, following such offering we may purchase additional shares of our common stock pursuant to our share repurchase program. These purchases may raise or maintain the market price of our common stock above market levels that would otherwise have prevailed on the open market or prevent or retard a decline in the market price of our common stock.

Registration Rights
We have agreed to file a shelf registration statement with the SEC covering the resale of the notes and the underlying common stock within 120 days after the closing date of the offering of the notes. This prospectus forms a part of the Registration Statement, which has been filed. We have also agreed to use our reasonable efforts to have the shelf registration statement declared effective within 210 days of the date of closing and to use our reasonable efforts to keep the shelf registration statement effective, subject to specified black-out periods, until the earliest of the following has occurred:

	•	all securities covered by the registration statement have been sold pursuant to the registration statement or Rule 144 under the Securities Act;

•
the holders of the notes and the shares of our common stock issuable upon conversion of the notes that are not our affiliates are able to sell all such securities immediately pursuant to Rule 144(k) under the Securities Act;

	•	the date when all of the notes and shares of common stock issuable upon conversion have ceased to be outstanding; and

	•	October 12, 2008.

Additional Interest
If the shelf registration statement of which this prospectus forms a part is not declared effective within 210 days after the initial issuance of the notes, or the prospectus is suspended for more than 30 days in any three-month period or more than 90 days in any 12-month period, additional interest will accrue equal to 0.25% per annum for the first 90 days from and including the date on which such registration default has occurred and increase to 0.50% per annum from and after the 91st day after such registration default to but excluding the date on which the registration default has been cured.

Additional interest will be paid semi-annually in arrears.

Trading
We do not intend to list the notes on any national securities exchange. The notes initially sold to qualified institutional buyers are eligible for trading in The PORTALSM Market. However, the notes resold pursuant to this prospectus will no longer be eligible for trading in The PORTALSM Market. An active or liquid market may not develop for the notes.

Absence of a Public Market	The notes are new securities for which there is currently no public market. An active or liquid market may not develop for the notes. See "Plan of Distribution."

Nasdaq Global Market Symbol of our Common Stock	"LCRY"

Governing Law	The indenture, the registration rights agreement and the notes are governed by the laws of the State of New York.

Risk Factors
Investment in the notes involves risk. You should carefully consider the information under "RISK FACTORS" and all other information included in this prospectus and the documents incorporated by reference before investing in the notes.

RISK FACTORS

Before you invest, you should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business, financial condition or results of operations could be adversely effected. In such case, the trading price of the notes and the value of the shares of our common stock issuable upon conversion of the notes could decline and you could lose all or part of your investment. This prospectus also contains forward- looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described below. In assessing these risks, investors should also refer to the other information contained or incorporated by reference in this prospectus.

Risks Related to Our Business

Our operating results are expected to continue to fluctuate and may not meet our financial guidance or published analyst forecasts, which may cause the price of our common stock to decline significantly.

Our past operating results, including our gross profits, have fluctuated from fiscal period to fiscal period. We expect our future operating results and gross profits will continue to fluctuate from fiscal period to fiscal period due to a number of factors, many of which are outside our control and any of which could cause our stock price to fluctuate. The primary factors that affect our operating results include the following:

•	changes in overall demand for our products;
•	the timing of the announcement, introduction and market acceptance of new products by us or competing companies;
•	the timing and magnitude of research and development expenses;
•	changes in the estimation of the future size and growth rates of our markets;
•	changes in our production efficiency;
•	disruptions in operations at any of our facilities or the facilities of any of our contract manufacturers for any reason;
•	changes in the selling prices of our products; and
•	changes in foreign currency exchange risks.

In addition, we have historically experienced somewhat lower activity during our first fiscal quarter than in other fiscal quarters which, we believe, is due principally to the lower level of orders and market activity during the summer months, particularly in Europe. We believe this seasonal aspect of our business is likely to continue in the future.

If demand for our products does not match manufacturing capacity, we may underutilize our capacity or, alternatively, be unable to fulfill orders in a timely manner, and in either situation our operating results may suffer.

The sale of our products is dependent, to a large degree, on customers whose industries are subject to cyclical trends in the demands for their products. We may not be able to adapt production capacity and related cost structures to rapidly changing market conditions in a timely manner. When demand does not meet expectations, manufacturing capacity will likely exceed production requirements. We have at times increased our production capacity and the overhead that supports production based on anticipated market demand which has not always developed as expected. As a result, we have periodically underutilized our capacity, which has adversely affected our earnings due to existing fixed costs. In addition, conversely, if during a market upturn we cannot increase manufacturing capacity to meet product demand, we will be unable to fulfill orders in a timely manner, which in turn may have a negative effect on operating results and our overall business.

If our operating results decline in the long-term, we may be required to establish an additional valuation allowance against our net deferred tax assets.

We evaluate whether our deferred tax assets can be realized and assess the need for a valuation allowance on an ongoing basis. As of December 31, 2006, our consolidated balance sheet includes approximately $15.6 million of deferred tax assets after valuation allowance related to the future tax benefit of certain temporary differences between our financial statements and our tax returns. Realization of our deferred tax assets is mainly dependent on our ability to generate future taxable income. As of December 31, 2006, we recorded a valuation allowance of approximately $0.3 million to reserve for those deferred tax assets we believe are not more likely than not to be realized in future periods. An additional valuation allowance would be recorded if it was deemed more likely than not that some or all of our deferred assets will not be realized. If we establish additional valuation allowances, we would record a tax expense in our consolidated statement of operations, which would have an adverse impact on our operating results in the period such valuation allowance is recognized.

We face risks from fluctuations in the value of foreign currencies versus the U.S. dollar and the cost of currency exchange, which affect our revenue, cost of revenue and operating margins and could result in exchange losses.

A large portion of our sales and expenses are denominated in foreign currencies. We purchase materials from suppliers and sell our products around the world and maintain investments in foreign subsidiaries, all denominated in a variety of currencies. As a consequence, we are exposed to risks from fluctuations in foreign currency exchange rates with respect to a number of currencies, changes in government policies and legal and regulatory requirements, political instability, transportation delays and the imposition of tariffs and export controls. Changes in the relation of foreign currencies to the U.S. dollar will affect revenues, our cost of revenue and operating margins and could result in exchange losses. Among the more significant potential risks to us of relative fluctuations in foreign currency exchange rates is the relationship among and between the U.S. dollar, European monetary unit (Euro), Swiss franc, British pound, Swedish krona, Japanese yen, Korean won, and Singapore dollar.

We have a program of entering into foreign exchange forward contracts to minimize the risks associated with currency fluctuations on assets, liabilities or other transactions denominated in other than the functional currency of us or our subsidiaries. It cannot be assured, however, that this program will effectively offset all of our foreign currency risk related to these assets or liabilities. These foreign exchange forward contracts do not qualify for hedge accounting. Other than this program, we do not attempt to reduce our foreign currency exchange risks by entering into foreign currency management programs. As a consequence, there can be no assurance that fluctuations in foreign currency exchange rates in the future will not result in mismatches between local currency revenues and expenses, and will not adversely affect our results of operations. Moreover, fluctuations in exchange rates could affect the demand for our products.

  No assurance can be given that our strategies will prevent future currency fluctuations from having a material adverse affect on our business, financial condition, results of operations or liquidity.

We face numerous risks associated with our international operations, which could cause a material adverse effect on our business and results of operations since approximately two-thirds of our revenues are derived from international sales.

We market and sell our products and services outside the United States, and currently have employees located in China, France, Germany, Italy, Japan, Singapore, South Korea, Sweden, Switzerland and the United Kingdom. Many of our customers and licensees are located outside the United States. As part of our strategy, we have expanded our international sales, particularly in China. We face numerous risks in doing business outside the United States, including:

•	dependence on sales representatives or foreign distributors and their sales channels;
•	longer accounts receivable collection cycles;
•	less effective and less predictable recognition, protection and enforcement of intellectual property rights, specifically in areas of Asia and particularly in China;
•	trade protection measures, import or export licensing requirements, tariffs and other trade barriers;
•	highly cyclical business environments;
•	unusual or burdensome foreign laws or regulatory requirements or unexpected changes to those laws or requirements;
•	strengthening of the U.S. dollar, which could make our products more expensive;
•	changes in the political or economic condition of a specific country or region, particularly in emerging markets; and
•	potentially adverse tax consequences.

Such factors could cause our future international sales and our net income to decline.

Specifically, we may be greatly impacted by the political, economic, and military conditions in China, Taiwan, North Korea,

and South Korea. These countries have recently conducted military exercises in or near the others' territorial waters and airspace. Such disputes may continue or escalate, resulting in economic embargoes, disruptions in shipping, or even military hostilities. This could severely harm our business by interrupting or delaying shipment of our products to or through these areas and/or reducing our sales in these areas.

Our business practices in international markets subjects us to the requirements of additional regulation. If we, or any of our employees, are found to have violated these regulations, we could be subject to significant fines and other penalties.

We manufacture our products in the United States, and sell our products and purchase parts, components and sub-assemblies in a number of foreign countries. Our international activities subject us to United States export control restrictions and various significant international, federal, state and local regulations, including but not limited to health and safety, product content, labor and import/export regulations. In certain cases, we may not be permitted to export products without obtaining an export license. U.S. export laws also prohibit the export of our products to a number of countries deemed by the United States to be hostile. The export of our high-performance oscilloscopes from the United States, which accounts for a material portion of our internationally derived revenue, is also subject to regulation under the Treaty for Nuclear Non-Proliferation.

However, only a small portion of those oscilloscopes are sold in countries where that treaty restricts the end-user. These restrictions may make foreign competitors facing less stringent controls on their products more competitive in the global market. We cannot be certain that the U.S. government will approve any pending or future export license requests. In addition, the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, could be revised. Our international sales and, because approximately two-thirds of our revenue is derived from sales outside the United States, our sales in general, could be materially harmed by our inability to obtain required licenses or by the costs of compliance.

The regulations related to our international sales are complex, change frequently and have tended to become more stringent over time. We may be required to incur significant expenses to comply with these regulations or to remedy violations of these regulations. Any failure by us to comply with applicable government regulations could also result in cessation of our operations or portions of our operations, product recalls or impositions of fines and restrictions on our ability to carry on or expand our operations. In addition, because many of our products are regulated or sold into regulated industries, we must comply with additional regulations in marketing our products.

We depend on single-source suppliers for some of our products, and the loss of these suppliers could harm our business by interrupting or terminating our manufacture of those products.

We purchase a small number of parts from single-source suppliers. In particular, several key integrated circuits that we use are made by International Business Machines ("IBM"). Although we have not experienced significant production delays attributable to supply changes, we believe that, for integrated circuits in particular, alternative sources of supply would be difficult to develop over a short period of time. Because we have no direct control over our third-party suppliers, interruptions or delays in the products and services provided by these third parties may be difficult to remedy in a timely fashion. In addition, if such suppliers are unable or unwilling to deliver the necessary parts or products, we may be unable to redesign or adapt our technology to work without such parts or find alternative suppliers or manufacturers. In such events, we could experience interruptions, delays, increased costs, or quality control problems.

We depend upon key personnel and qualified future hires to implement our expansion strategy, and if we are unable to retain or attract personnel we may not be able to manage and operate successfully and we may not be able to meet our strategic objectives.

Our success depends on the efforts and abilities of senior management and key employees in the sales, marketing, research and development, and manufacturing areas. Many of these employees would be difficult to replace. We do not have employment contracts with some of our key personnel. If we cannot retain existing key managers and employ additional qualified senior employees, our business, financial condition, and results of operations could be materially and adversely affected. We do not maintain "key man" life insurance policies on any of our personnel. Future expansion of operations will require us to attract, train and retain new personnel. In addition, we may be limited by non-solicitation agreements entered into by our key personnel with respect to hiring employees from our competitors. These factors could increase our operating expenses. If we are unable to recruit or retain a sufficient number of qualified employees, or the costs of compensation or employee benefits increase substantially, our business, results of operations or financial condition could be materially and adversely affected.

We may not be successful in protecting our intellectual and proprietary rights, which would deprive us of a competitive advantage and thereby negatively impact our ability to compete.

  As a technology-based company, our success depends on developing and protecting our intellectual property. We rely generally on patent, copyright, trademark and trade secret laws in the United States and abroad. Electronic equipment as complex as most of our products, however, is generally not patentable in its entirety. We also license intellectual property from third parties and rely on those parties to maintain and protect their technology. We cannot be certain that actions we take to establish and protect proprietary rights will be adequate, particularly in countries where intellectual property rights are not highly developed or protected. If we are unable to adequately protect our technology, or if we are unable to continue to obtain or maintain licenses for protected technology from third parties, it may be difficult to design alternatives to such technology without incurring significant costs. Thus, the loss of intellectual property rights to technology could have a material adverse effect on our business, results of operations or financial condition. From time to time, in the ordinary course of business, we receive notices from third parties regarding intellectual property infringement or take action against others with regard to intellectual property rights. Even where we are successful in defending or pursuing such claims, we may incur significant costs. In the event of a successful claim against us, we could lose our rights to needed technology or be required to pay license fees for the infringed rights, either of which could have an adverse impact on our business.

Catalyst outsources a portion of its research and development activities to a third party in a foreign jurisdiction; the failure of this third party to adequately protect Catalyst's proprietary rights in the technologies developed for us by this third party or a change in the laws of its jurisdiction may result in the loss of those proprietary rights.

Catalyst currently outsources a portion of its research and development activities to a third party engineering firm located in the United Arab Emirates. Catalyst does not have any long-term contractual commitment from this engineering firm to continue to provide such services. The discontinuance of such services on short notice or any significant cost increases in the services they provide could harm our results of operations and slow our introduction of new products. In addition, the failure of this engineering firm to adequately protect Catalyst's proprietary rights in the technologies developed by this firm, including the failure to comply with the intellectual property laws of the United Arab Emirates, may result in the loss of some or all of the proprietary rights in such technologies. In addition, any changes in the laws of the United Arab Emirates could also result in the loss of some or all of the proprietary rights in technologies developed in that country. It may also be more difficult to obtain a judgment enforcing our intellectual property rights in the United Arab Emirates than it may be in the United States.

We license certain intellectual property from third parties, and the loss of these licenses could delay development of future products or prevent the sale or enhancement of existing products.

We rely on licenses of intellectual property for our businesses, including technology used in our products. We cannot ensure that these licenses will be available in the future on favorable terms or at all. The loss of these licenses or the ability to maintain any of them on acceptable terms could delay development of future products or prevent the further sale or enhancement of existing products. Such loss could adversely affect our business, results of operations and financial condition.

Potential acquisitions, strategic alliances, and joint ventures may result in financial results that are different than expected.

 In the normal course of business, we engage in discussions with third parties relating to possible acquisitions, strategic alliances and joint ventures. Some of the businesses we acquire may not have historically accounted for their business in the manner we account for our business, which may mean that these financial statements are not representative of what their financial results would have been if they had been our subsidiary for such periods. For example, on October 2, 2006, we acquired all of the outstanding shares of common stock of Catalyst, an entity that did not maintain its financial statements in accordance with U.S. GAAP nor did it have audited financial statements. As a result of our acquisition of Catalyst, and any other similar transactions that we may consummate in the future, our financial results may differ from the investment community's expectations in a given quarter and year. In addition, acquisitions and strategic alliances may require us to integrate a different company culture, management team and business infrastructure. We may have difficulty developing, manufacturing and marketing the products of the newly-acquired company in a way that enhances the performance of our combined businesses or product lines to realize the value from expected synergies. Depending on the size and complexity of an acquisition, our successful integration of the entity depends on a variety of factors, including:

•	the retention of key employees;

•	the management of facilities and employees in different geographic areas;
•	the retention of key customers; and
•	the integration or coordination of different research and development, product manufacturing and sales programs and facilities.

Any impairment of the value of purchased assets or goodwill could have a significant negative impact on our future operating results.

All of these efforts require varying levels of management resources, which may divert our attention from other business operations. Further, if market conditions or other factors lead us to change our strategic direction, we may not realize the expected value from such transactions. If we do not realize the expected benefits or synergies of such transactions, our consolidated financial position, results of operations, cash flows and stock price could be negatively impacted.

We may not be able to obtain the capital we need to maintain or grow our business.

Our ability to execute our long-term strategy may depend to a significant degree on our ability to obtain long-term debt and equity capital. We have no commitments for additional borrowings at this time, other than $40.0 million remaining under our revolver with JP Morgan Chase Bank, N.A., successor to The Bank of New York and the other lenders party thereto, which is subject to a borrowing base, or for sales of equity, other than under our existing employee benefit plans. We cannot determine the precise amount and timing of our funding needs at this time. We may be unable to obtain future additional financing on terms acceptable to us, or at all. If we fail to comply with certain covenants relating to our indebtedness, we may need to refinance our indebtedness or repay it. We also may need to refinance our indebtedness at maturity. We may not be able to obtain additional capital on favorable terms to refinance our indebtedness.

The following factors could affect our ability to obtain additional financing on favorable terms, or at all:

•	our results of operations;
•	general economic conditions and conditions in our industry;
•	the perception in the capital markets of our business;
•	our ratio of debt to equity;
•	our financial condition;
•	our business prospects; and
•	changes in interest rates.

In addition, certain covenants relating to our $100.0 million credit facility impose limitations on additional indebtedness. The credit facility initially consisted of a $50.0 million term loan and a $50.0 million revolving loan. We paid the $50.0 million term loan in full and only $40.0 million of the $50.0 million revolving loan remains available. If we are unable to obtain sufficient capital in the future, we may have to curtail our capital expenditures and reduce research and development expenditures. Any such actions could have a material adverse effect on our business, financial condition, results of operations and liquidity.

We could incur substantial costs as a result of violations of or liabilities under environmental laws.

Our operations and products are subject to laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air or water, the management and disposal of hazardous substances or wastes and the cleanup of contaminated sites. Some of our operations require environmental permits and controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities. We could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions and third-party claims for property damage and personal injury as a result of violations of or liabilities under environmental laws or noncompliance with environmental permits.

Our former subsidiary, Digitech Industries, Inc., has been involved in environmental remediation activities, the liability for which was retained by us and entirely reserved for after the sale of the Vigilant Networks business and the residual assets of Digitech. Any liability beyond what is currently expected and reserved for could have a material adverse affect on our results of operations.

We are subject to laws and regulations governing government contracts, and failure to address these laws and regulations or comply with government contracts could harm our business by leading to a reduction in revenue associated with these customers.

We have agreements relating to the sale of our products to government entities and, as a result, we are subject to various statutes and regulations that apply to companies doing business with the government. The laws governing government contracts differ from the laws governing private contracts. For example, many government contracts contain pricing terms and conditions that are not applicable to private contracts. We are also subject to investigation for compliance with the regulations governing government contracts. A failure to comply with these regulations might result in suspension of these contracts, or administrative penalties.

We face burdens relating to the recent trend toward stricter corporate governance and financial reporting standards.

Recently adopted or new legislation or regulations that follow the trend of imposing stricter corporate governance and financial reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, have led to an increase in our costs of compliance. A failure to comply with these new laws and regulations may impact market perception of our financial condition, could materially harm our business and could cause the market price of our common stock to decline. Additionally, it is unclear what additional laws or regulations may develop, and we cannot predict the ultimate impact of any future changes.

We must successfully execute our strategy to introduce new products.

One of our key strategies is to expand our addressable portion of the oscilloscope and protocol analysis markets by introducing new products such as sampling oscilloscopes and protocol exercisers and probes. We have in the past withdrawn product lines due to implementation and financial concerns. The success of our new product offerings will depend on a number of factors, including our ability to identify customers' existing and future needs properly and quickly, timely manufacture and deliver products that address these needs in sufficient volumes, differentiate offerings from competitors' offerings, price products competitively and anticipate competitors' developments of new products or technological innovations.

Without the timely introduction of competitive products, our products may become technologically obsolete.

We generally sell our products in industries that are characterized by rapid technological changes, frequent new product announcements and introductions and changing industry standards. Additionally, the average selling price of our products generally decreases as the applicable product matures, which in turn decreases our per sale revenue and gross margin with respect to that product. The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, highly skilled engineering and development personnel and accurate anticipation of technological and market trends. Consequently, product development delays are typical in our industry. If we fail to introduce competitive products in a timely manner, customers may defer placing orders in anticipation of future releases or may purchase products from competitors. Product development delays may result from numerous factors, including:

•	changing product specifications and customer requirements;
•	unanticipated engineering complexities;
•	difficulties with or delays by contract manufacturers or suppliers of key components or technologies;
•	difficulties in allocating engineering resources and overcoming resource limitations; and
•	difficulties in hiring and retaining necessary technical personnel.

Without the timely introduction of new products, services and enhancements, our products may become technologically obsolete, in which case our revenue and operating results could suffer.

If we devote resources to developing products for emerging communications standards that ultimately are not widely accepted, our business could be harmed.

Our future growth depends, in part, upon our ability to develop, manufacture and sell in volume advanced verification systems for existing, emerging and yet unforeseen communications standards. We have little or no control over the conception, development or adoption of new standards. Moreover, even in relation to currently emerging standards, the markets are rapidly evolving and we have virtually no ability to impact the adoption of those standards. As a result, there is significant uncertainty as to whether markets for new and emerging standards ultimately will develop at all or, if they do develop, their potential size or future growth rate. We may incur significant expenses and dedicate significant time and resources to develop products for standards that fail to gain broad acceptance. Failure of a standard for which we devote substantial resources to gain widespread acceptance would likely harm our business.

If we fail to maintain and expand our relationships with the core or promoter companies in our target markets, we may have difficulty developing and marketing certain protocol analyzer products.

It is important to our success that we establish, maintain and expand our relationships with technology and infrastructure leader companies developing emerging communications standards in our target markets. We must work closely with these companies to gain valuable insights into new market demands, obtain early access to standards as they develop and help us design new or enhanced products. Generally, we do not enter into contracts obligating these companies to work with us or share their technology. Industry leaders could choose to work with other companies in the future. If we fail to establish, maintain and expand our industry relationships, we could lose first-mover advantage with respect to emerging standards and it would likely be more difficult for us to develop and market products that address these standards.

Risks Related to Our Industry

We operate in highly competitive markets and this competition could reduce our market share and harm our business.

The oscilloscope and protocol analysis markets are highly competitive and characterized by rapid and continual advances in technology. Our principal competitors in these markets are Tektronix and Agilent. Both of our principal competitors have substantially greater sales and marketing, development and financial resources. We believe that Tektronix, Agilent and other competitors each offer a wide range of products that attempt to address most sectors of the oscilloscope and many sectors of the protocol analysis markets.

We have historically engaged in intense competition with Tektronix. Some of our senior managers, including our chief executive officer and chief operating officer, are former employees of Tektronix. In fiscal 2005, we settled intellectual property litigation with Tektronix in which both sides claimed patent infringement. This settlement is described in more detail in Note 22 to the consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2006, which is incorporated by reference in this prospectus.

 We believe that the principal bases of competition in the oscilloscope and protocol analysis markets are a product's performance (bandwidth, sample rate, memory length and processing power), its price and quality, the vendor's name recognition and reputation, product availability and the quality of post-sale support. If any of our competitors surpass us or are perceived to have surpassed us with respect to one or more of these factors, we may lose customers. Additionally, our competitors, and companies who are not currently our competitors, may increase their offerings that compete with our products through acquisitions and other strategic transactions, which could increase the competition for our products. We also believe that our success will depend in part on our ability to maintain and develop the advanced technology used in our oscilloscope products and protocol analyzers and our ability to offer high-performance products timely and at a favorable "price-to-performance" ratio. We cannot assure that we will continue to compete effectively.

A prolonged economic downturn could materially harm our business by decreasing capital spending.

Negative trends in the general economy, including trends resulting from actual or threatened military action by the United States and threats of terrorist attacks in the United States and abroad, could cause a decrease in capital spending in many of the markets we serve. In particular, a downward cycle affecting the computer and semiconductor, data storage devices, automotive and industrial, and military and aerospace markets would likely result in a reduction in demand for our products and would have a material adverse effect on our business, results of operations, financial condition and liquidity. In addition, if customers' markets decline, we may not be able to collect outstanding amounts due to us. Such declines could harm our consolidated financial position, results of operations, cash flows and stock price, and could limit our ability to maintain profitability.

Risks Related to this Offering, the Notes and Our Common Stock

We have significantly increased our leverage as a result of the sale of the notes.

In connection with the sale of the notes, we incurred new indebtedness of $72.0 million. The degree to which we will be leveraged could, among other things:

•	make it difficult for us to make payments on the notes;
•	make it difficult for us to obtain financing for working capital, acquisitions or other purposes on favorable terms, if at all;
•	make us more vulnerable to industry downturns and competitive pressures; and
•	limit our flexibility in planning for, or reacting to changes in, our business.

Our ability to meet our debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

The notes are effectively subordinated to all liabilities of our subsidiaries and to our secured debt.

None of our subsidiaries will guarantee our obligations under, or have any obligation to pay amounts due on, the notes. As a result, the notes will be "structurally subordinated" to all indebtedness and other liabilities, including trade payables and lease obligations, of our existing and future subsidiaries (unless such indebtedness is by its terms subordinated to the notes). In addition, the notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to our $100.0 million credit facility and any secured debt that we or our subsidiaries incur. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes, payment on the notes could be less, ratably, than on any secured indebtedness. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. After giving effect to the incurrence of indebtedness in connection with the Catalyst acquisition and the issuance of the notes and the application of proceeds therefrom, at December 31, 2006, the aggregate principal amount of secured debt of LeCroy is approximately $10.0 million and we had approximately $4.5 million of other indebtedness, excluding the notes, and our subsidiaries had trade payables and other accrued liabilities (excluding obligations that are inter-company in nature) of approximately $4.5 million in the aggregate.

We are not required by the indenture to comply with financial covenants nor are we restricted from taking certain actions that could negatively impact holders of the notes.

The indenture does not contain any financial covenants. Consequently, we are not required under the indenture to meet any financial tests, such as those that measure our working capital, interest coverage, fixed charge coverage or net worth, in order to maintain compliance with the terms of the indenture. In addition, the indenture does not restrict us or any of our subsidiaries from paying dividends or issuing or repurchasing securities. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. Certain of our other debt instruments may, however, restrict these and other actions.

We may be unable to repay, repurchase or redeem the notes.

At maturity, the entire outstanding principal amount of the notes will become due and payable by us. Upon a designated event, as defined in the indenture, or on each of October 15, 2011, October 15, 2016 and October 15, 2021, you may require us to repurchase all or a portion of your notes at a repurchase price of 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of the repurchase of the notes. We cannot assure you that we will have enough funds or be able to arrange for additional financing to pay the principal at maturity or to repurchase the notes upon a designated event or that our then-existing debt agreements will permit us to repay the principal amount at maturity or repurchase notes.

Our failure to repay the notes at maturity or to repurchase tendered notes upon a designated event or on each of October 15, 2011, October 15, 2016 and October 15, 2021, would constitute an event of default under the indenture that governs the notes and may also constitute an event of default under any other indenture or other agreement governing then-existing indebtedness, which could prevent us from repurchasing the notes. If a designated event occurred and accelerated our other indebtedness, we cannot assure you that we would have sufficient financial resources, or be able to arrange for additional financing, to repay the principal amount at maturity or pay the repurchase price for the notes and amounts due under any other indebtedness. The change in control feature of the notes could make it more difficult for a third party to acquire us, even if such an acquisition would be beneficial to you and our stockholders. Our obligation to offer to repurchase the notes upon a designated event would not necessarily afford protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Conversion of the notes will dilute the ownership interest of existing stockholders, including stockholders who had previously converted their notes.

The conversion of the notes into shares of our common stock, to the extent we choose not to deliver all cash, will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon conversion of the notes could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants due to this dilution or facilitate trading strategies involving the notes and our common stock.

Restricted convertibility of the notes could result in your receiving less than the value of our common stock into which a note would otherwise be convertible.

The notes are convertible into cash and shares of our common stock, if any, only if specified conditions are met. If the relevant conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash and common stock into which the notes would otherwise be convertible.

Upon conversion of the notes, we will pay a settlement amount consisting of cash and, at our option, cash or shares of our common stock or a combination of cash and shares of our common stock, if any, based upon a specified observation period and you may receive less proceeds than expected.

The conversion value that you will receive upon conversion of your notes is based on a daily conversion value, as described in this prospectus, calculated on a proportionate basis for each day of the relevant 40 trading-day observation period. Generally, we will satisfy our conversion obligation to holders by paying cash equal to the principal amount of a note and by delivering, at our option, cash or shares of our common stock or a combination of cash and shares of our common stock, based on a daily conversion value calculated on a proportionate basis for each day of the 40 trading-day observation period. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note as of the conversion date. In addition, because of the 40 trading-day observation period, settlement will be delayed at least until the 43rd day following the related conversion date. See "Description of Securities to be Registered." Thus, upon conversion of the notes, you may receive less proceeds than expected because the price of our common stock may decrease (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your notes is determined.

 The make whole premium payable on notes converted in connection with a designated event, under certain circumstances, may not adequately compensate you for any loss you may experience as a result of such event.

If a designated event occurs prior to October 15, 2011, under certain circumstances, we will pay a make whole premium on notes converted in connection with such designated event. The amount of the make whole premium will be determined based on the date on which the designated event becomes effective and the price paid per share for the shares of our common stock in the transaction constituting such change in control or as otherwise described below under "Description of Securities to be Registered—Determination of the Make Whole Premium." The amount of the make whole premium you may receive may not adequately compensate you for any loss you may experience as a result of such designated event. In addition, if the market price of shares of our common stock at the time of such designated event is greater than $50.00 per share or less than $11.64 per share (in each case, subject to adjustment), no make whole premium will be paid.

The conversion rate of the notes may not be adjusted for some dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, without limitation, the issuance of stock dividends on shares of our common stock, the issuance of certain rights or warrants, subdivisions or combinations of shares of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our shares of our common stock and certain issuer tender or exchange offers as described under "Description of Securities to be Registered" The conversion rate will not be adjusted for other events, such as an issuance of shares of our common stock for cash, that may adversely affect the trading price of the notes or the shares of our common stock. We cannot assure you that an event that adversely affects the value of the notes or our common stock, but does not result in an adjustment to the conversion rate, will not occur.

In addition, in no event will the number of shares that we issue upon conversion be adjusted to an amount that exceeds 35.7534 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate. See "Description of  Securities to be Registered—Conversion Rate Adjustments."

The price at which our common stock may be purchased on The Nasdaq Global Market is currently lower than the conversion price of the notes and may remain lower in the future.

Prior to electing to convert the notes, the noteholder should compare the price at which our common stock is trading in the market to the conversion price of the notes. Our common stock trades on The Nasdaq Global Market under the symbol "LCRY." On February 21, 2007, the last reported sale price of our common stock was $9.21 per share. The initial conversion price of the notes is approximately $14.55 per share. The market prices of our securities are subject to significant fluctuations. Such fluctuations, as well as economic conditions generally, may adversely affect the market price of our securities, including our common stock and the notes.

An active or sustained trading market for the notes may not develop.

An active or sustained trading market for the notes may not develop. If an active market for the notes fails to develop or is not sustained, the trading price of the notes could significantly decrease. Although notes initially sold to qualified institutional buyers are eligible for trading in The PORTALSM Market, the notes resold pursuant to this prospectus will no longer be eligible for trading in The PORTALSM Market. We do not intend to apply for listing of the notes on any  securities exchange or other stock market. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities.

The notes may not be rated or may receive a lower rating than anticipated.

We believe it is unlikely that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, reduces their rating in the future, withdraws their rating in the future, or indicates that it will have their ratings on the notes under surveillance or review with possible negative implications, the market price of the notes and our common stock could be harmed. In addition, a ratings downgrade could adversely affect our ability to access capital.

The market price of the notes could be significantly affected by the market price of our common stock, which can be volatile, and other factors.

We expect that the market price of the notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price for our common stock has experienced substantial price volatility since our public offering in 1995. During our fiscal year ended June 30, 2006, the closing sale price of our common stock ranged from $11.78 to $16.32 per share. The closing sale price on February 21, 2007 was $9.21 per share. The market price of our common stock will likely continue to fluctuate in response to the following factors, some of which are beyond our control:

•	historically low trading volume in our stock relative to alternative investments;
•	announcements of developments related to our business, including additions or departures of key personnel;
•	announcements of technological innovations or new products or enhancements by us or our competitors;
•	sales by competitors, including sales to our customers;
•	sales of common stock into the public market, including those by directors and members of management;
•	developments in our relationships with our customers, partners, distributors and suppliers;
•	shortfalls or changes from analysts' expectations in revenue, gross profits, earnings or losses, or other financial results;
•	discontinuance of our recent stock repurchase program;
•	regulatory developments;
•	fluctuations in results of operations;
•	failure to meet our financial obligations under any loans or financing agreements;
•	trends in the seasonality of our sales; and
•	general conditions in our market or the markets served by our customers.

In addition, the stock market in general, and The Nasdaq Global Market and the market for technology companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management's attention and resources.

We have a credit facility that contains financial covenants, and the failure to comply with these covenants could harm our financial condition because our credit facility may be unavailable to us.

We have a $100.0 million credit facility with JP Morgan Chase Bank N.A., successor to The Bank of New York and the other lenders party thereto. The credit facility consisted of a $50.0 million term loan and a $50.0 million revolving loan. We paid the $50.0 million term loan in full and only $40.0 million of the $50.0 million revolving loan remains available. We are subject to financial covenants under this credit facility, including interest coverage ratio, minimum total net worth, leverage ratio and fixed charge coverage ratio requirements. Failure to comply with the financial covenants under our credit facility would cause us to be in default under the facility, which could result in the acceleration of the indebtedness under the credit facility. The acceleration of our indebtedness under the credit facility would adversely affect our business, results of operations, liquidity and financial condition.

The large number of shares eligible for public sale could cause our stock price, and, therefore, the price of our notes, to decline.

The market price of our common stock could decline as a result of the future sales of substantial amounts of our common stock by our stockholders, including shares issued upon the exercise of outstanding options, or the perception that these sales could occur. As a result, the price of our notes could decline. As of February 1, 2007 there were 12,197,321 shares of our common stock outstanding. All remaining shares of our common stock held by our existing stockholders are freely tradable without restriction or further registration under the federal securities laws, or may be sold in accordance with Rule 144, subject to the volume, manner of sale, holding period and other limitations of Rule 144.

We also have 2,157,233 shares of our common stock issuable upon the exercise of options outstanding as of December 31, 2006 as well as up to 1,116,165 shares of our common stock reserved for future grant under the terms of our stock option and incentive plans as of that date, for which we have filed, or intend to file, registration statements. Upon the issuance of these shares, other than 895,549 shares of our common stock issuable upon the exercise of options held by our directors and executive officers that have entered into lock-up agreements with the initial purchaser of this offering, they will be eligible for immediate public sale under these registration statements.

In addition, we may need to sell additional shares of our common stock, or securities convertible into or exercisable for our common stock, in the future in either private or public transactions in order to satisfy our financing requirements, and we do not know whether or not we will be able to sell these shares on terms favorable to us or at all, and which could be dilutive to our then existing stockholders, including stockholders who had previously converted their notes.

Anti-takeover provisions under our charter documents, stockholder rights plan, and Delaware law could delay or prevent a change of control and could also limit the market price of our stock.

Our certificate of incorporation, bylaws, and stockholder rights plan contain provisions that could delay or prevent a change of control of our company that our stockholders might consider favorable. Certain provisions of our certificate of incorporation and bylaws allow us to:

•	authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, with rights senior to those of the common stock;

•	provide for a classified board of directors, with each director serving a staggered three-year term;

•	prohibit stockholders from filling board vacancies, calling special stockholder meetings, or taking action by written consent; and

•	require advance written notice of stockholder proposals and director nominations

Under our stockholder rights plan, if a person or group acquires, in the future, 15% or more of our common stock or announces a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our common stock, then holders of our common stock, other than the acquirers, are entitled to purchase our common stock at a 50% discount to the then-current share price.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our certificate of incorporation, bylaws and stockholder rights plan and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors, including delay or impede a merger, tender offer, or proxy contest involving our company. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline. Any of these results could adversely affect the price of our common stock and, therefore, the price of our notes. We may in the future issue shares of authorized preferred stock at any time.

Because we do not intend to pay dividends, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never declared or paid any cash dividends on our common stock. For the foreseeable future, it is expected that earnings, if any, generated from our operations will be used to finance the growth of our business, and that no dividends will be paid to holders of the common stock. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of calculating the ratio, earnings consist of earnings before income taxes and before fixed charges. Fixed charges consist of interest expense and a portion of rental expense deemed a reasonable approximation of the interest factor. Our ratio of earnings to fixed charges for each of the periods shown is as follows:

	For the years ended June 30,					For the six month period ended December 31,
	2006	2005	2004	2003	2002	2006	2005

Ratio of earnings to fixed charges (1) (2)	3.66x	1.88x	9.86x	N/A	N/A	N/A	5.63x

(1) Earnings were insufficient to cover fixed charges by $1,524,000 and $9,720,000 for the years ended June 30, 2003 and 2002, respectively and $6,115,000 for the six month period ended December 31, 2006.

	For the year ended June 30, 2006	For the six month period ended December 31, 2006
Proforma ratio of earnings to fixed charges (1) (2)	3.29x	N/A

(1) The proforma ratio of earnings to fixed charges gives effect to the issuance of the notes, the use of the net proceeds from the issuance to reduce our Credit Agreement debt. Regulation S-K section 229.503(d) under the Securities Act requires that we include these proforma ratios.

(2) Earnings were insufficient to cover fixed charges by $6,115,000 for the six month period ended December 31, 2006.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit the holders of our convertible notes and underlying common stock described in the section entitled “Selling Security Holders” below, or in the applicable accompanying prospectus supplement, to resell such securities. We will not receive any of the proceeds from the resale of such securities from time to time by such holders.

DETERMINATION OF OFFERING PRICE

The conversion price of the notes was determined through arm’s-length negotiations between us and the initial purchaser of the notes based on consideration of various factors, including current market conditions and demand for the note offering.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to operate and expand our business. Subject to the terms of our revolving credit agreement, our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans. Under the terms of our credit facility, we are permitted within prescribed covenant restrictions to declare and pay cash dividends.

SELLING SECURITY HOLDERS

The notes were originally issued to and resold by Cowen and Company, LLC in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by them to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. The selling security holders may be those initial purchasers and the persons or entities who have acquired the securities from the initial purchasers in one or more unregistered private offerings. Such selling security holders are parties to or beneficiaries of a registration rights agreement with us, pursuant to which we have agreed to register their securities for resale. Selling security holders, including their transferees, pledgees, donees or successors, may from time to time offer and sell the securities pursuant to this prospectus or any applicable prospectus supplement.

The selling security holders may offer all or some portion of the securities they hold. To the extent that any of the selling security holders are broker-dealers, they are deemed to be, under interpretations of the SEC, “underwriters” within the meaning of the Securities Act of 1933, as amended.

The table below sets forth the name of each selling securityholder, the principal amount of notes at maturity that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which the notes are convertible. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

We have prepared the table below based on information given to us by the selling securityholders on or before December 21, 2006. Because the selling securityholders may offer, pursuant to this prospectus, all or some portion of the notes or common stock listed below, no estimate can be given as to the amount of notes or common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

Information about the selling securityholders may change over time. Any updated information given to us by the selling securityholders will be set forth in prospectus supplements if and when necessary. Upon completion of the sales contemplated by this prospectus, assuming all securities are sold pursuant hereto, no selling securityholder will own any Company securities registered hereunder.

Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered	Percentage of Outstanding Notes	Common Stock Issuable Upon Conversion of the Notes that May be Sold(1)	Percentage of Shares of Common Stock Outstanding(2)

AHFP Context	$350,000	*	24,055	*
Altma Funds Sicav PLC in Respect of the Grafton Sub Fund	$980,000	1.36%	67,353	*
American Investors Life Insurance Company	$300,000	*	20,618	*
CBARB, a segregated account of Geode Capital Master Fund Ltd. (an open-ended mutual fund company registered as a segregated accounts company under the laws of Bermuda)	$9,250,000	12.85%	635,738	4.95%
Citadel Equity Fund, Ltd.	$14,000,000	19.44%	962,199	7.31%
CNH CA Master Account, L.P.	$4,500,000	6.25%	309,278	2.47%
Context Advantage Master Fund, L.P.	$2,270,000	3.15%	156,013	1.26%
Cowen & Company, LLC	$5,400,000	7.50%	371,133	2.95%
DBAG London	$550,000	*	37,800	*
Finch Tactical Plus Class B	$60,000	*	4,123	*
GPC LX, LLC	$405,000	*	27,835	*
Inflective Convertible Opportunity Fund I, Limited	$1,000,000	1.39%	68,728	*
Inflective Convertible Opportunity Fund I, LP	$500,000	*	34,364	*
Institutional Benchmarks Series (Master Feeder) Limited in Respect of Alcor Series	$60,000	*	4,123	*
Institutional Benchmarks Series - Ivan Segregated Account	$400,000	*	27,491	*
Lyxor/Context Fund Ltd.	$690,000	*	47,422	*
Lyxor/Inflective Convertible Opportunity Fund	$500,000	*	34,364	*
McMahan Securities Co. L.P.	$500,000	*	34,364	*
Mohican VCA Master Fund, Ltd.	$2,500,000	3.47%	171,821	1.39%
Polygon Global Opportunities Master Fund	$5,500,000	7.64%	378,006	3.01%
Tenor Opportunity Master Fund, Ltd.	$10,350,000	14.38%	711,340	5.51%
Wachovia Securities International LTD	$4,200,000	5.83%	288,659	2.31%
Wolverine Convertible Arbitrage Fund Trading Limited	$2,595,000	3.60%	178,350	1.44%
Worldwide Transactions Limited	$240,000	*	16,494	*

*	Less than one percent (1%).

(1)
Assumes conversion of all of the securityholders’ notes at a conversion rate of 68.7285 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment. As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the notes.

(2)
Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 12,197,321 shares of our common stock outstanding as of the close of business on February 1, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

Generally, only selling securityholders identified in the foregoing table who beneficially own the securities set forth opposite their respective names may sell offered securities under the registration statement of which this prospectus forms a part. We may from time to time include additional selling securityholders in an amendment to this registration statement or a supplement to this prospectus. The applicable prospectus supplement will set forth the name of each selling security holder and the number and type of our securities beneficially owned by such selling security holder that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any selling security holder has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We are registering the resale of the notes and the shares of common stock issuable upon conversion of the notes on behalf of the selling security holders. We are required to use our reasonable efforts keep this registration statement on Form S-3 effective until the earlier of the second anniversary of the original date of issuance of the notes and such time as all of the notes and the common stock issuable on the conversion thereof (i) cease to be outstanding, (ii) have been sold or otherwise transferred pursuant to an effective registration statement, (iii) have been sold or otherwise transferred pursuant to Rule 144 under circumstances in which any legend borne by the notes or common stock relating to restrictions on transferability thereof is removed, (iv) are eligible to be sold pursuant to Rule 144(k) or any successor provision (but not Rule 144A) or (v) are otherwise freely transferable without restriction, but the registration of these securities does not necessarily mean that any of these securities will be offered or sold by the holders.

We will not receive any proceeds from the sale of the securities by the selling security holders, but we have agreed, in certain cases, to pay the following expenses of the registration of such securities:

•	all registration and filing fees;

•
fees and expenses for complying with securities or blue sky laws, including reasonable fees and disbursements of one counsel for the placement agent or underwriters, if any, in connection with blue sky qualifications;

•
all expenses relating to the preparation, printing, distribution and reproduction of the shelf registration statement, the related prospectus, each amendment or supplement to each of the foregoing, the certificates representing the securities and all other documents relating hereto;

•	fees and expenses of the trustee under the indenture, any escrow agent or custodian, and of the registrar and transfer agent for the shares;

•
fees, disbursements and expenses of counsel and independent certified public accountants of the Company (including the expenses of any opinions or “cold comfort” letters required by or incident to such performance and compliance); and

•
reasonable fees, disbursements and expenses of one counsel for all holders of registrable securities retained in connection with the shelf registration statement, and fees, expenses and disbursements of any other persons, including special experts, retained by the Company in connection with such registration.

We have no obligation to pay any underwriting fees, discounts or commissions attributable to the resale of the securities by the selling security holders. We also have no obligation to pay any out-of-pocket expenses of the selling security holders, or the agents who manage their accounts, or any transfer taxes relating to the registration or sale of the securities contemplated hereby.

 The selling security holders may from time to time sell the securities covered by this prospectus and any accompanying prospectus directly to purchasers. Alternatively, the selling security holders may from time to time offer such securities through dealers or agents, who may receive compensation in the form of commissions from the selling security holders and for the purchasers of such securities for whom they may act as agent. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in cross, block or other types of transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the securities may be listed or quoted at the time of sale;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any other legally available means.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling security holders and any dealers or agents that participate in the distribution of such securities may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the resale of the securities by them and any commissions received by any of these dealers or agents might be deemed to be underwriting commissions under the Securities Act.

In connection with the distribution of the securities covered by this prospectus:

•	the selling security holders may enter into hedging transactions with broker-dealers;

•	the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with the selling security holders;

•	the selling security holders may sell the securities short and deliver the securities to close out these short positions;

•
the selling security holders may enter into option or other transactions with broker-dealers that involve the delivery of the securities to the broker-dealers, who may then resell or otherwise transfer the securities; and

•
the selling security holders may loan or pledge the securities to a broker-dealer or other person or entity and the broker-dealer or other person or entity may sell the securities so loaned or upon a default may sell or otherwise transfer the pledged securities.

Persons participating in the distribution of the securities offered by this prospectus may engage in transactions that stabilize the price of the securities. The anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of the securities in the market and to the activities of the selling security holders.

To the extent required, the securities to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

A description of our Common Stock can be found in the Registrant’s Registration Statement on Form S-1 (File No. 33-95620) filed with the Commission on August 9, 1995, including any amendments or reports filed for the purpose of updating such description, which is incorporated by reference herein.

Notes

We have issued the notes under an indenture dated October 12, 2006 between us, as issuer, and U.S. Bank National Association, as trustee. The notes and the shares of our common stock issuable upon conversion of the notes are covered by a registration rights agreement. You may request a copy of the indenture and the registration rights agreement from the trustee. The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. This summary does not purport to be complete and is subject to, and is qualified by reference to all the provisions of, the indenture and the registration rights agreement, including the definitions of certain terms used therein.

Wherever particular provisions or defined terms of the indenture or form of note are referred to, those provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

As used in this "Description of Securities to be Registered" section, references to "we," "our" or "us" refer solely to LeCroy Corporation, and not any of its subsidiaries. When we refer to shares of "our common stock," we mean shares of our common stock, $0.01 par value, as well as other shares of common stock, ordinary shares or other common equity interests, or similar instruments representing interests therein, into which the notes are convertible at any time in accordance with the indenture. When we refer to "interest," such term shall include additional interest, if any, unless the context otherwise requires.

General

The notes:

•	are $72,000,000 in aggregate principal amount, provided that we may, without the consent of the holders, "reopen" the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the outstanding notes for U.S. federal income tax purposes;

•	bear interest at a rate of 4.00% per year, payable semiannually in arrears, on April 15 and October 15 of each year, beginning April 15, 2007;

•
are our senior unsecured obligations and rank equal in right of payment with all of our existing and future senior unsecured indebtedness and senior to all of our existing and future subordinated debt, except that the notes rank equally with the $3.5 million note issued in connection with our acquisition of Catalyst, which is subordinated to our credit facility and with any future subordinated indebtedness which is not expressly subordinated to the notes;

•	are effectively subordinated to our existing and future secured indebtedness, if any, to the extent of such security;

•	are structurally subordinated to all liabilities of our subsidiaries to the extent of the assets of those subsidiaries;

•
are subject to fulfillment of certain conditions and during the periods described below, are convertible by you before the close of business on the business day immediately preceding the maturity date into cash and shares of our common stock, if any at an initial conversion rate of 68.7285 shares per $1,000 principal amount of notes, which is equal to a conversion price of approximately $14.55 per share, subject to adjustment upon certain events as described under "— Conversion Rate Adjustments" below;

•
in connection with a change in control, as defined, under certain circumstances, are convertible by you into cash and shares of our common stock, if any at an initial conversion rate of shares per $1,000 principal amount of notes, subject to adjustment, plus an additional number of shares of our common stock as a make whole premium;

•
are redeemable for cash by us at our option, at any time and from time to time and in whole or in part, on or after October 20, 2011 for cash equal to 100% of the principal amount plus accrued but unpaid interest (including additional interest, if any) to, but excluding, the redemption date;

•
are subject to repurchase at your option on each of October 15, 2011, October 15, 2016 and October 15, 2021 at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the repurchase date;

•
are subject to repurchase by us at your option if a designated event, as defined, occurs, at a price of 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date; and

•	are due on October 15, 2026, unless earlier converted, redeemed or repurchased.

The indenture governing the notes does not contain any financial covenants and does not generally restrict us from paying dividends, incurring senior debt or any other additional debt or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change in control of us, except to the extent described under "—Repurchase at the Option of the Holder Upon a Designated Event" below.

The notes have been issued in denominations of $1,000 and integral multiples of $1,000.

We will pay principal, premium, if any, and interest at maturity on definitive notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

You may present definitive notes for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global notes, see "—Form, Denomination and Registration" below.

We will pay principal, premium, if any, and interest on global notes to DTC in immediately available funds. We will pay interest prior to maturity on:

•	definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these notes; and

•	definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these notes.

Interest

The notes will bear interest at an annual rate of 4.00% on the principal amount from October 12, 2006 or from the most recent date to which interest has been paid. We will pay interest in arrears on April 15 and October 15 of each year, commencing on April 15, 2007. Interest will be payable to holders of record at the close of business on the April 1 and October 1 (whether or not a business day) immediately preceding each respective interest payment date. Each payment of interest on the notes will include interest accrued through the day prior to the applicable interest payment date or the date of maturity (or earlier repurchase, redemption or, in some circumstances, conversion), as the case may be. Any payment of principal and interest scheduled to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

In addition, in the event of certain registration defaults, we will pay additional amounts of interest as described under "—Registration Rights of the Noteholders" below.

Conversion Rights
General

Prior to September 15, 2026, the notes are convertible only upon satisfaction of one or more of the conditions described under the headings "—Conversion upon satisfaction of sale price condition," "—Conversion upon satisfaction of trading price condition," "—Conversion upon notice of redemption," and "—Conversion upon specified corporate transactions." On or after September 15, 2026, holders may convert their notes at the applicable conversion rate at any time prior to the close of business on the scheduled trading day (as defined below) immediately preceding the maturity date. The initial conversion rate will be 68.7285 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $14.55 per share of common stock), and is subject to adjustment as provided below. Upon conversion of a note, we will pay cash and deliver shares of our common stock, if any, based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day of the 40 trading day observation period (as defined below), all as set forth below under "Payment Upon Conversion." The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and are subject to adjustment as described below. A holder may convert fewer than all of such holder's notes so long as the notes converted are an integral multiple of $1,000 principal amount.

If a holder of notes has submitted notes for repurchase, the holder may convert those notes only if that holder withdraws the repurchase election made by that holder.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates and you were the holder of record on such record date. The holder will have no discretion to choose to receive interest payments in cash or common stock. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined below) of our common stock on the last day of the observation period (as defined below). Our delivery to you of cash or a combination of cash and the full number of shares of our common stock (which may be registered for resale pursuant to the registration rights agreement described below), if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made

•	if we have specified a designated event repurchase date or a redemption date that is after a record date and on or prior to the third trading day after the corresponding interest payment date;

•	in respect of any conversion that occurs after the record date for the interest payment due on October 15, 2026; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder's name, in which case the holder will pay that tax.

Upon conversion, the holders of notes will, to the extent they receive any shares of our common stock upon conversion, also receive the rights under our existing stockholder rights plan and any future stockholder rights plan (i.e., a poison pill) we may establish, whether or not the rights are separated from our common stock prior to conversion.

Prior to September 15, 2026, holders may surrender their notes for conversion into cash and shares of our common stock, if any, under the following circumstances:

Conversion upon satisfaction of sale price condition

A holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after December 31, 2006, if the last reported sale price of the common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 120% of the applicable conversion price on such last trading day.

The "last reported sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is listed for trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

For purposes of the foregoing and the immediately following contingent conversion provisions, "trading day" means a day during which (i) trading in our common stock generally occurs, (ii) there is no market disruption event and (iii) a closing sale price for our common stock may be obtained for that day.

For purposes of the foregoing and the immediately following contingent conversion provisions, "market disruption event" means (i) a failure by the primary United States national securities exchange in which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Conversion upon satisfaction of trading price condition

A holder of notes may surrender its notes for conversion during the five business day period after any ten consecutive trading day period (the "measurement period") in which the "trading price" per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sales price of our common stock and the applicable conversion rate. We have initially designated the trustee as bid solicitation agent for these purposes.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested such determination; and we will have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate.

Conversion upon specified corporate transactions

Certain distributions

If we elect to

•
issue to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading day period ending on the trading day preceding the announcement of such issuance; or

•
distribute to all or substantially all holders of our common stock assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of our common stock on the day preceding the declaration date for such distribution, we must notify the holders of the notes at least 35 scheduled trading days prior to the "ex date" for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m. New York City time, on the business day immediately prior to the ex date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The "ex date" is the first date upon which a sale of our common stock does not automatically transfer the right to receive the relevant dividend or distribution from the seller of our common stock to its buyer.

Certain corporate events

If we are party to a transaction of the type described in the third bullet of the definition of change in control, as defined below, without giving effect to clause (b) thereof we must notify holders of the notes at least 35 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their notes for conversion at any time until 35 calendar days after the actual effective date of such transaction (or, if such transaction also requires us to make a repurchase offer, the repurchase date). In addition, holders may surrender all or a portion of their notes for conversion if any other type of transaction involving a designated event occurs. In such event, holders may surrender notes for conversion at anytime beginning on the actual effective date of such designated event until and including the date that is 30 calendar days after the actual effective date of such transaction or, if later, until the repurchase date corresponding to such designated event.

If we reclassify or change our outstanding common stock or merge, consolidate or combine with, or sell or convey all or substantially all of our properties and assets to, any other person, as a result of which transaction holders of our common stock will be entitled to receive stock, securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for such common stock, then the notes will be convertible only into the kind and amount of shares of stock and other securities or property or assets (including cash or any combination thereof) that the holder thereof would have been entitled to receive upon the transaction had such notes been converted into shares of our common stock immediately prior to any of these events or, if we so elect, into shares of the public acquirer common stock as defined under "—Public Acquirer Change in Control" below (the "reference property"). If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the note will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We have agreed in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing. Such a transaction will be subject to the terms of the indenture described under "—Consolidation, Merger or Assumption" below. Although the transaction may be permitted under the indenture, it may constitute a designated event that is a change in control (each as defined under "—Repurchase at the Option of the Holder Upon a Designated Event" below) that would give holders the option to require us to repurchase the notes.

Conversion Upon Notice of Redemption

If we call the notes for redemption, a holder of notes may convert the notes until the close of business on the business day immediately preceding the redemption date, after which time that holder's right to convert will expire unless we default in the payment of the redemption price.

Conversion Upon a Designated Event

If you convert your notes in connection with a designated event, you will receive the kind and amount of cash, securities and other assets or property that you would have received if you had held the number of shares of our common stock into which your notes were convertible immediately prior to the effective date for receiving distributions in connection with the designated event, together with, subject to our rights described under "—Public Acquirer Change in Control" below, in some circumstances, a make whole premium, which will be the kind and amount of cash, securities and other assets or property that you would have received if you had held such number of additional shares of our common stock as set forth under " Determination of the Make Whole Premium" prior to such date.

A conversion of notes by a holder will be deemed for these purposes to be "in connection with" a designated event if the conversion notice is received by the conversion agent subsequent to the effective date of a designated event but before the close of business on the second business day immediately preceding the designated event repurchase date (as specified in the repurchase notice described under "—Repurchase at Option of the Holder Upon a Designated Event").

If you have submitted any or all of your notes for repurchase in connection with a designated event, your conversion rights on the notes so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day preceding the repurchase date, unless we default in the payment of the repurchase price. If you have submitted any notes for repurchase, such notes may be converted only if you submit a withdrawal notice, and if the notes are evidenced by a global note, you comply with appropriate DTC procedures.

Determination of the Make Whole Premium

If you are entitled to a make whole premium in connection with a make whole premium designated event occurring prior to October 15, 2011 as described under "—Conversion Rights—Conversion Upon a Designated Event" above, the conversion rate will be increased by a number of additional shares of common stock as determined by reference to the table below, based on the date on which the designated event occurs or becomes effective (the "effective date") and the price (the "share price") paid per share of our common stock in the designated event. If the designated event is a transaction described in the third bullet of the definition of change in control, and the holders of our common stock receive only cash in that change in control transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on the trading day preceding the effective date of the designated event. A "make whole premium designated event" means a termination of trading (as defined below) or an event described in the second or third bullets of the definition of change in control (as defined below). The following table sets forth what the make whole premium would be at various share prices and effective dates, expressed as a number of additional shares of our common stock per $1,000 principal amount of notes.

Make Whole Premium Upon a Designated Event

 (Number of Additional Shares per $1,000 Principal Amount of Notes)

	Effective Date
Shares Price on Effective Date	October 15, 2006	October 15, 2007	October 15, 2008	October 15, 2009	October 15, 2010	October 15, 2011
$11.64	17.1822	17.1822	17.1822	17.1822	17.1822	17.1822
$13.00	12.3874	11.5551	10.5892	9.5703	8.6113	8.1946
$14.00	10.7914	9.8899	8.7659	7.5049	5.9771	3.0329
$15.00	9.5917	8.6078	7.4538	6.0491	4.2608	1.3047
$16.00	8.5895	7.6373	6.4418	5.0086	3.1845	0.4977
$17.00	7.7986	6.8393	5.6929	4.2768	2.4904	0.0000
$18.00	7.1127	6.2136	5.0900	3.7406	2.0694	0.0000
$19.00	6.5590	5.6868	4.6255	3.3478	1.7866	0.0000
$20.00	6.0640	5.2415	4.2355	3.0376	1.6052	0.0000
$25.00	4.3748	3.7611	3.0220	2.1521	1.1487	0.0000
$30.00	3.3321	2.8790	2.3243	1.6686	0.9011	0.0000
$40.00	2.0778	1.8162	1.4866	1.0835	0.5936	0.0000
$45.00	1.6685	1.4672	1.2096	0.8889	0.4912	0.0000
$50.00	1.3468	1.1906	0.9889	0.7333	0.4092	0.0000

The actual share price and effective date may not be set forth on the table, in which case:

•
if the actual share price on the effective date is between two share prices on the table or the actual effective date is between two effective dates on the table, the make whole premium will be determined by a straight-line interpolation between the make whole premiums set forth for the two share prices and the two effective dates on the table based on a 365/366-day year, as applicable;

•	if the share price on the effective date exceeds $50.00 per share, subject to adjustment as described below, no make whole premium will be paid; and

•	if the share price on the effective date is less than $11.64 per share, subject to adjustment as described below, no make whole premium will be paid.

The share prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares set forth in the table above will be adjusted in the same manner as the conversion rate as set forth under "—Conversion Rate Adjustments" below.

Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion of a note exceed 35.7534 shares per $1,000 principal amount of notes, subject to proportional adjustment in the same manner as the conversion rate as set forth in clauses (1) through (6) under "—Conversion Rate Adjustments" below. If this is the case, we shall deliver cash in lieu of any shares otherwise deliverable upon conversion in excess of such limitations (based on the last reported sale price of our common stock on the trading day immediately prior to the date when such shares would otherwise be required to be distributed).

Conversion Procedures

If you hold a beneficial interest in a global note through a participant or an indirect participant, to convert your interest into shares of our common stock, you should contact your broker or the participant or indirect participant through whom you hold such beneficial interest to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. To convert beneficial interests in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program, and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note or a facsimile of the conversion notice;

•	deliver the completed conversion notice and the notes to be converted to the specified office of the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled; and

•	if required, pay all transfer or similar taxes, if any.

The conversion date will be the date on which you have satisfied all of the foregoing requirements. The notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.

If any shares of our common stock are issued to you upon conversion, you will not be required to pay any taxes or duties relating to the issuance or delivery of shares of our common stock, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the shares of our common stock in a name other than your own. Certificates representing shares of our common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.

Conversion Rate Adjustments

We will adjust the conversion rate (as well as the share prices and the number of additional shares in the make whole table provided under "— Determination of the Make Whole Premium" above) if any of the following events occur:

(1)       we issue to all holders of our common stock additional shares of our common stock as a dividend or distribution on shares of our common stock;

(2)       we issue to all holders of our common stock any rights or warrants to purchase, for a period of not more than 60 days, shares of our common stock (or securities convertible into shares of our common stock) at a price per share less than (or having a conversion price per share less than) the then-current market price per share of our common stock, provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration;

(3)       we subdivide or combine outstanding shares of our common stock;

(4)       we distribute to all holders of our common stock, either additional shares of our common stock, evidences of indebtedness or assets, including securities but excluding:

•	dividends or distributions specified in clause (1) above;

•	rights, warrants or convertible securities specified in clause (2) above;

•	dividends or distributions paid exclusively in cash as discussed in clause (5) below; and

•
dividends and distributions in connection with a reclassification, consolidation, merger, combination, conveyance, binding share exchange or sale resulting in a change in the conversion consideration pursuant to the second succeeding paragraph;

(5)       we distribute cash to all holders of our common stock, including any quarterly cash dividend; or

(6)       we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

However, adjustment shall not be required if holders of notes participate in the transactions otherwise giving rise to an adjustment on a basis and with notice that our board of directors determines to be fair and appropriate.

In the case of any adjustment pursuant to clause (4) above, the conversion rate will be adjusted by multiplying the conversion rate then in effect by a fraction:

•	the numerator of which will be the current market price (as defined below) per share of our common stock; and

•
the denominator of which will be (x) the current market price (as defined below) per share of our common stock minus (y) the fair market value, as determined by our board of directors, of the portion of those additional shares of our common stock, evidences of indebtedness or assets, including securities, so distributed applicable to one share of our common stock.

However, if we distribute capital stock of, or similar equity interests in, one of our subsidiaries or other business units, the conversion rate will be adjusted based on the market value of the securities so distributed plus the market value of our common stock over the market value of our common stock, in each case based on the average closing sales prices of those securities (where such closing prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such distribution on The Nasdaq Global Market or such other national or regional exchange or market on which the securities are then listed or quoted.

If an adjustment is required in respect of a distribution of cash pursuant to clause (5) above, the conversion rate will be adjusted by multiplying the conversion rate in effect on the applicable record date by a fraction:

•	the numerator of which will be the current market price (as defined below) per share of our common stock on the record date; and

•	the denominator of which will be the current market price less the full amount of the distribution, in each case applicable to one share of our common stock.

"Current market price" means the average of the daily closing sale prices per share of our common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the "ex" date with respect to the distribution requiring such computation. For purposes of this paragraph, the term "ex" date, when used with respect to any distribution, means the first date on which the shares of our common stock trade, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

In the case of any adjustment pursuant to clause (6) above, the conversion rate will be adjusted by multiplying the conversion rate then in effect by a fraction:

•
the numerator of which will be the sum of (x) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock that we purchase in such tender or exchange offer and (y) the product of (i) the number of shares of our common stock outstanding less any such purchased shares and (ii) the average of the closing sale price per share of our common stock for each of the ten consecutive trading days next succeeding the expiration of such tender or exchange offer; and

•
the denominator of which will be the product of (i) the number of shares of our common stock outstanding, including any such purchased shares, and (ii) the average of the closing sale price per share of our common stock for each of the ten consecutive trading days next succeeding the expiration of such tender or exchange offer.

Upon conversion, the holders of notes will, to the extent they receive any shares of our common stock upon conversion, also receive the rights under our existing stockholder rights plan and any future stockholder rights plan (i.e., a poison pill) we may establish, whether or not the rights are separated from our common stock prior to conversion. A distribution of rights pursuant to such a stockholder rights plan will not trigger a conversion rate adjustment pursuant to clauses (2) and (4) above so long as we have made proper provision to provide that holder will, to the extent they receive shares of our common stock upon conversion, also receive such rights in accordance with the terms of the indenture.

We may, to the extent permitted by applicable law and in accordance with the indenture, from time to time, increase the conversion rate if our board of directors determines that this increase would be in our best interests. Any such determination by our board will be conclusive. We will give holders of notes notice of such an increase in the conversion rate. We will comply with the Exchange Act and the rules and regulations under the Exchange Act, to the extent applicable, in connection with any such notice. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of shares of our common stock resulting from any dividend or distribution on the shares of our common stock or rights distribution or similar event.

Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion of a note exceed 35.7534 shares per $1,000 principal amount of notes, subject to proportional adjustment in the same manner as the conversion rate as set forth in clauses (1) through (6) under " Conversion Rate Adjustments" above. If this is the case, we shall deliver cash in lieu of any shares otherwise deliverable upon conversion in excess of such limitations (based on the last reported sale price of our common stock on the trading day immediately prior to the date when such shares would otherwise be required to be distributed).

No adjustment in the conversion rate will be required unless it would result in a change in the conversion rate of at least 1%. However, we will accumulate any adjustments that are less than 1% of the conversion rate until such time as the cumulative amount of these adjustments is at least 1%.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•
upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•
upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•
upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest and additional interest, if any.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

Adjustments of Average Prices

When ever any provision of the indenture requires us to calculate an average of last reported prices or daily VWAP (as defined below under "—Payment Upon Conversion") over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during the period from which the average is to be calculated.

Payment Upon Conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a "settlement amount" equal to the sum of the daily settlement amounts for each of the 40 trading days during the observation period.

"Daily settlement amount," for each of the 40 trading days during the observation period, shall consist of:

•	cash equal to the lesser of (x) $25 and (y) the daily conversion value (as defined below), and

•
to the extent the daily conversion value exceeds $25, a number of shares of our common stock, which we refer to as the "remaining shares," equal to (i) the difference between the daily conversion value and $25, divided by (ii) the daily VWAP for such day, subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below;

provided, that in no event shall the aggregate number of shares per $1,000 principal amount of notes exceed the aggregate share cap, as defined below.

"Aggregate share cap" means 35.7534 shares per $1,000 principal amount of notes, subject to adjustment upon the occurrence of any of the events described in clauses (1) through (6) under "—Conversion Rate Adjustments" above.

"Daily conversion value" means, for each of the 40 consecutive trading days during the observation period, 2.5% of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock on such day.

"Daily VWAP" means, for each of the 40 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page "LCRY<Equity>AQR" in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day as our board of directors determines in good faith using a volume-weighted method); provided that after the consummation of a designated event in which the consideration is comprised entirely of cash, "daily VWAP" means the cash price per share received by holders of our common stock in such designated event.

"Observation period" with respect to any note means the 40 consecutive trading-day period beginning on and including the second trading day after the related conversion date, except that with respect to any related conversion date occurring after the date of issuance of a notice of redemption or after August 15, 2026 the "observation period" means the first 40 consecutive trading days beginning on and including the forty-second trading day prior to the applicable redemption date or the maturity date, respectively.

"Trading day" and "Market disruption event" shall have the meaning given to them above under the heading "—Conversions on satisfaction of sale price condition."

On any day prior to the first trading day of the applicable observation period, we may specify a percentage of the daily share amount that will be settled in cash (the "cash percentage"). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable observation period will equal the product of: (1) the cash percentage, (2) the daily share amount for such trading day and (3) the daily VWAP for such trading day (provided that after the consummation of a designated event in which the consideration is comprised entirely of cash, the amount used in this clause (3) will be the cash price per share received by holders of our common stock in such designated event). The number of shares deliverable in respect of each trading day in the applicable observation period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable observation period, we must settle 100% of the daily share amount for each trading day in the applicable observation period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such note.

We will deliver the settlement amount to converting holders on the third business day immediately following the last day of the observation period except in the case of a conversion after the date of issuance of a notice of redemption or after August 15, 2026.

Optional Redemption by Us

Prior to October 20, 2011, we may not redeem the notes. On or after October 20, 2011, we may redeem the notes in whole or in part for an amount in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the redemption date.

We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and that holder converts a portion of its notes, the converted portion will be deemed to be of the portion selected for redemption.

Repurchase at Option of the Holder

A holder of notes has the right to require us to repurchase the notes on October 15, 2011, October 15, 2016 and October 15, 2021. We must give notice of an upcoming repurchase date to all note holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their notes.

We will be required to repurchase for cash any outstanding note for which a holder of notes delivers a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes. Our repurchase obligation will be subject to certain additional conditions.

The repurchase price payable for a note will be equal to 100% of the principal amount of the notes plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the repurchase date. The paying agent initially will be the trustee.

The repurchase notice must state:

(1)	if certificated notes have been issued, the note certificate numbers (or, if the notes are not certificated, a repurchase notice made by a holder of notes must comply with appropriate DTC procedures);

(2)	the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

(3)	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

A holder of notes may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business of the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn notes;
•	if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if the notes are not certificated, the withdrawal notice must comply with appropriate DTC procedures); and
•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan. The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the Note on the business day following the repurchase date, then, on and after the date:

•	the note will cease to be outstanding; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note.

This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

Our ability to repurchase notes with cash may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to repurchase any outstanding note on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date.

We will comply with the provisions of Rule 13e-4 and any other rules under the Exchange Act that may be applicable. We will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes.

No notes may be repurchased at the option of the holders if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the repurchase price of the notes.

Repurchase at the Option of the Holder Upon a Designated Event

If a designated event (as defined below) occurs at any time prior to the maturity of the notes, we will mail to all record holders, as well as the trustee, a notice of the occurrence of a designated event within ten days after we have become aware of such an occurrence. A designated event will be deemed to have occurred upon a termination of trading or a change in control (each as defined below). Following receipt of our notice, you may require us to repurchase your notes, in whole or in part, on a repurchase date that will be 30 business days after the date of our notice. The notes will be repurchased only in integral multiples of $1,000 principal amount (or the entire principal amount of the notes held by any holder).

If you elect to require us to repurchase the notes following the occurrence of a designated event, we will repurchase the notes for cash at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date. If such repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record on the close of business on the corresponding record date.

If you elect to require us to repurchase your notes, you must deliver to us or our designated agent, prior to the close of business on the repurchase date specified in our designated event notice, your repurchase notice and any notes to be repurchased, duly endorsed for transfer (or, if your notes are not certificated, your repurchase notice must comply with appropriate DTC procedures).

Payment of the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery (including book-entry transfer) of the note, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note.

If the paying agent holds money or U.S. Government treasury securities sufficient to pay the repurchase price of the note on the repurchase date, then, on and after the business day following the repurchase date:

•	the note will cease to be outstanding;

•	interest will cease to accrue in respect of any date from and after the repurchase date; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note;

in each case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to 5:00 p.m., New York City time, on the business day preceding the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate number of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, that remains subject to the repurchase notice.

A "designated event" will be deemed to have occurred upon a change in control or a termination of trading.

A "change in control" will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

•
a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of 50% or more of the total outstanding voting power of all shares of our capital stock entitled to vote generally in the elections of directors;

•
a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any "person" or "group" (as defined in Section 13(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act; or

•
we merge or consolidate with or into any other person (other than one of our wholly-owned subsidiaries) or another person (other than one of our wholly-owned subsidiaries) merges with or into us, unless either: (a) the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the surviving or continuing corporation; or (b) at least 90% of the consideration (excluding cash payments for fractional shares) is common stock or American depository receipts that are listed on, or immediately after the transaction or event will be listed on, a U.S. national securities exchange and as a result of such consolidation or merger, upon conversion of the notes, cash and the remaining shares, if any, will be payable at our option in cash, shares of such common stock and associated rights or a combination thereof.

A "termination of trading" means our common stock (or, if applicable, the public acquirer common stock) is not listed for trading on a U.S. national securities exchange.

We will comply with any applicable provisions of Rule 13e-4 and any other applicable tender offer rules under the Exchange Act in the event of a designated event.

These designated event repurchase rights could discourage a potential acquirer of us. However, this designated event repurchase feature is not the result of our knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation or part of a plan by our management to adopt a series of anti-takeover provisions. The term "designated event" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a designated event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. No notes may be repurchased by us at the option of holders upon a designated event if the principal amount of the notes has been accelerated and such acceleration has not been rescinded.

We may be unable to repurchase the notes in the event of a designated event. If a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered notes. Any future credit or financing agreements or other agreements relating to our debt may contain provisions prohibiting repurchase of the notes under certain circumstances or expressly prohibit the repurchase of the notes upon a designated event or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt.

Public Acquirer Change in Control

In the event of a change in control involving an acquirer (the "public acquirer") that has its common stock (or ordinary shares or other common equity interests or American Depository Shares or similar instruments representing interests therein) listed on a U.S. national securities exchange, or that will be so listed when issued or exchanged in connection with such change in control, which we refer to as "public acquirer common stock," we may, in lieu of paying a make whole premium upon conversion as described under "—Determination of the Make Whole Premium" above, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such change in control, holders of the notes will be entitled to convert their notes into shares of such public acquirer common stock, still subject to the arrangements for payment upon conversion as set forth above under "—Payment Upon Conversion". If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have public acquirer common stock if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock satisfying the foregoing requirement, in which case all references to public acquirer common stock shall refer to such class of common stock. Our right to make such election (and thus to be under no obligation to pay the make whole premium) is subject to the satisfaction of various conditions, including:

•	the listing of the shares of public acquirer common stock into which the notes are convertible on the principal U.S. national securities exchange on which the public acquirer common stock is listed;

•	the registration of such shares of public acquirer common stock under the Exchange Act, if required; and

•
any necessary qualification or registration under the Securities Act, applicable state securities law or the availability of an exemption from such qualification and registration, both in connection with the original issuance of such shares by the public acquirer and the resale of such shares by the holders thereof until such time as the resale may be effected pursuant to Rule 144(k) by holders who are not affiliates of the public acquirer.

If such conditions are not satisfied by the effective date of the change in control, we will pay the make whole premium, if applicable, upon conversion of the notes in connection with the change in control to electing holders as described under "—Determination of the Make Whole Premium" above.

Within ten trading days prior to, but not including, the expected effective date of a change in control, we will mail to all record holders, as well as the trustee and paying agent, a notice indicating our intent to:

•
elect to adjust the conversion rate and related conversion obligation, in which case the holders will have the right to require us to repurchase their notes as described under "—Repurchase at the Option of the Holder Upon a Designated Event" above, but will not have the right to receive a make whole premium upon conversion of the notes as described under "—Determination of the Make Whole Premium" above; or

•
not elect to adjust the conversion rate and related conversion obligation, in which case the holders will have the right to require us to repurchase their notes as described under "—Repurchase at the Option of the Holder Upon a Designated Event" above and the right, if applicable, to receive a make whole premium upon conversion of the notes as described under "—Determination of the Make Whole Premium" above.

If we elect to adjust the conversion ratio and related conversion obligation, the conversion rate with respect to the notes shall be initially equal to the conversion rate of the notes immediately prior to the effective date of the change in control multiplied by the share price (as defined above) of our common stock and divided by the average closing sale price of the shares of common stock of the acquirer over the five trading-day period ending on the trading day preceding the effective date of the change in control.

Ranking

The notes:

•	are our senior unsecured obligations;

•	rank on parity in right of payment with all of our existing and future unsecured senior debt; and

•
rank senior to all of our existing and future subordinated debt, except that the notes will rank equally with the $3.5 million note issued in connection with our acquisition of Catalyst which is subordinated to our credit facility and with any future subordinated indebtedness which is not expressly subordinated to the notes.

The notes are effectively subordinated in right of payment to our existing and future secured debt, to the extent of such security, and to all existing and future indebtedness (including trade payables) of our subsidiaries (unless such indebtedness is by its terms subordinated to the notes). The indenture does not limit our ability to incur debt, including secured debt, or the amount of indebtedness or other liabilities our subsidiaries may incur. The indenture does not require that any indebtedness which is subordinated to other indebtedness also be subordinated to the notes. Our ability to make required interest, principal, repurchase or redemption payments on the notes may be impaired as a result of the obligations of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments.

Any right we have to receive assets of any of our current and future subsidiaries upon that subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that we are ourselves recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. After giving effect to the Catalyst acquisition and the issuance of the notes and the application of the proceeds therefrom, at December 31, 2006, the aggerate principal amount of LeCroy debt is approximately $10.0 million in aggregate principal amount, and we had approximately $4.5 million of other indebtedness, excluding the notes, and our subsidiaries had trade payables and other accrued liabilities (excluding obligations which are inter-company in nature) of approximately $4.5 million in the aggregate

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee's claims for such payments will be senior to those of holders of the notes in respect of all funds collected or held by the trustee.

Events of Default

Each of the following will constitute an event of default under the indenture:

(1)	our failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

(2)
our failure to pay an installment of interest, including additional interest (as defined under "—Registration Rights of the Noteholders" below), if any, on any of the notes for 30 days after the date when due;

(3)
our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(4)
our failure or the failure of any of our subsidiaries that is a "significant subsidiary" (within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC) to pay when due, either at maturity or upon acceleration, any debt in excess of $10 million principal amount under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or any such significant subsidiary if such debt (other than debt due upon acceleration) is not discharged, and the acceleration of such other indebtedness is not waived, cured, rescinded or annulled, within 30 days after written notice by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(5)	certain events of bankruptcy or reorganization with respect to us or any of our subsidiaries that is a significant subsidiary (as defined above) of ours;

(6)	our failure to provide notice of the occurrence of a designated event on a timely basis;

(7)
the rendering of a final judgment or judgments (not subject to appeal and not covered by insurance) against us or any of our subsidiaries in excess of $10 million which remains unstayed, unpaid, undischarged or unbonded for 60 days; or

(8)	we fail to convert notes into cash or shares of common stock upon exercise of a holder's conversion right and such failure continues for 10 business days or more.

The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

If an event of default specified in clause (5) above with respect to us occurs and is continuing, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than one specified in clause (5) above with respect to us (the default not having been cured or waived as provided under "—Modifications, Amendments, Waivers and Meetings" below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Except as provided below, such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding or a majority in aggregate principal amount of the notes represented at a meeting at which a quorum (as described under "—Modifications, Amendments, Waivers and Meetings" below) is present, in each case upon the conditions provided in the indenture.

No holder of any note will have any right to pursue any remedy with respect to the indenture or the notes unless, among other things:

•	you give the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to pursue the relevant remedy;

•	the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with that request; and

•	the trustee shall have failed to institute such proceeding within 60 days of the written request.

However, the right of any holder to bring suit for the enforcement of any payment of principal, any redemption or repurchase amounts or interest in respect of those notes held by that holder on or after the respective due dates expressed in the notes or the right to convert will not be impaired or adversely affected without that holder's consent. Accrued but unpaid interest, which is not deemed paid in full with the shares of common stock (if any), will be payable upon any conversion of notes made concurrently with or after acceleration of the notes following an event of default.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, Merger or Assumption

We shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all our assets, whether in a single transaction or series of related transactions, to, any person, unless:

•
we are the resulting, surviving or transferee person, which we refer to as the "successor person," or the successor person is a corporation, limited liability company, partnership, trust or other business entity organized and existing under the laws of the U.S. or any state thereof or the District of Columbia (provided that if, as a result of such consolidation, merger, conveyance, transfer or lease, the notes would be convertible into equity interests of a person other than us, then such other person shall be for U.S. federal income tax purposes an association taxable as a corporation) and the successor company (if not us) expressly assumes by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all of our obligations under the indenture and the notes, including the conversion rights;

•
immediately after giving effect to such transaction, there is no event of default under the indenture, and no event which, after notice or passage of time or both, would become an event of default; and

•
we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture and the notes.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Modifications, Amendments, Waivers and Meetings

The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of notes;

•	surrendering any right or power conferred upon us;

•
providing for conversion rights of holders of notes if any reclassification or change of shares of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

•	increasing the conversion rate, provided that the increase will not adversely affect the interests of the holders of notes;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•
making any changes or modifications necessary in connection with the registration of the notes and the shares of our common stock to be delivered upon conversion of the notes under the Securities Act as contemplated in the registration rights agreement relating to the notes, provided that such change or modification does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of notes;

•
curing any ambiguity or correcting or supplementing any defective provision contained in the indenture, provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of notes; or

•
adding or modifying any other provisions with respect to matters or questions arising under the indenture that we and the trustee may deem necessary or desirable and that will not adversely affect the interests of the holders of notes.

The indenture (including the terms and conditions of the notes) may also be modified or amended, and past defaults by us may be waived (other than a default of any payment on the notes, which may only be waived with the consent of each affected holder of notes), either:

•	with the written consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding; or

•
by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount of the notes represented at such meeting, provided the quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding.

However, without the consent or the affirmative vote of each holder affected thereby, no modification or amendment to the indenture (including the terms and conditions of the notes) shall:

•	change the maturity of the principal of or any installment of interest on any note;

•	reduce the principal amount of, or any premium or interest on, any note;

•	change the currency of payment of any note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	modify our obligations to maintain an office or agency in New York City;

•
amend the repurchase option of holders after the occurrence of a designated event or the conversion rights of holders of the notes in a manner adverse to the holders, provided that the execution of a supplemental indenture solely to permit a successor company to assume our obligations under the notes shall not be deemed to be adverse to the holders;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of notes;

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•
reduce the percentage in aggregate principal amount of notes outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture:

•	by delivering to the trustee for cancellation all outstanding notes; or

•
by depositing with the trustee after the notes have become due and payable, whether at stated maturity or any other redemption date, or upon the notes being scheduled for conversion or otherwise, cash or shares of our common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and all other sums payable by us under the indenture

 Repurchase and Cancellation

All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market by tender at any price or by private agreement. Any note so purchased may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee for cancellation may not be reissued or resold and will be canceled promptly.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

U.S. Bank National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes and may be reached at 60 Livingston Avenue, St. Paul, Minnesota. Computershare Limited is the transfer agent and registrar for shares of our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights of the Noteholders

We entered into a registration rights agreement with the initial purchaser in which we agreed that we will use our reasonable efforts to keep the shelf registration statement, of which this prospectus forms a part, effective until the date there are no longer any registrable securities.

The term "registrable securities" means the notes and the shares of our common stock issuable upon conversion of the notes until the earliest of:

•
the effective registration under the Securities Act and the resale of the registrable securities in accordance with the registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force;

•	the expiration of the holding period under Rule 144(k) under the Securities Act for holders that are not our affiliates;

•	the date on which the registrable securities cease to be outstanding; and

•	October 12, 2008.

We may suspend the use of the prospectus included in the registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed:

•	an aggregate of 30 days for all suspensions in any three-month period; or

•	an aggregate of 90 days for all suspensions in any 12-month period.

Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any three-month period under certain circumstances, relating to possible acquisitions, financings or other similar transactions.

We will pay predetermined additional interest on notes that are registrable securities if the shelf registration statement is not timely filed or made effective or if the prospectus included in the registration statement is unavailable for periods in excess of those permitted above. Additional interest will be paid semiannually in arrears, with the first semiannual payment due on the first April 15 or October 15 to occur after the date on which such additional interest begins to accrue and will accrue at a rate per year equal to:

•	0.25% of the aggregate principal amount of the note per annum to and including the 90th day after the registration default; and

•	0.50% of the principal amount of a note per annum from and after the 91st day after such registration default until such default is cured.

In no event will additional interest accrue at a rate per annum exceeding 0.50%. We will have no other liabilities for monetary damages with respect to our registration obligations.

A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:

•	be named as a selling securityholder in the related prospectus;

•	deliver a prospectus to purchasers; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement, we will:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are legally required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

The plan of distribution section of this shelf registration statement permits resales of registrable securities by selling securityholders though brokers and dealers.

Form, Denomination and Registration

Denomination and Registration. The notes have been issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Notes; Book-Entry Form. Except as provided below, notes sold to qualified institutional buyers (as defined in Rule 144A under the Securities Act), or QIBs, will be evidenced by a global note. We deposited the global note with the trustee as custodian for The Depositary Trust Company ("DTC") and registered the note in the name of Cede & Co. as DTC's nominee. Except as set forth below, a note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. The operations and procedures are solely within the control of DTC and are subject to changes by it. We take no responsibility for these operations and urge investors to contact DTC or its participants to discuss these matters.

QIBs may hold their interests in a note directly through DTC if such holder is a participant in DTC or indirectly through organizations that are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in clearing house funds. The laws of some states may require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the note to such persons may be limited.

QIBs who are not participants may beneficially own interests in a note held by DTC only through participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants").

So long as Cede & Co., as the nominee of DTC, is the registered owner of a note, Cede & Co. for all purposes will be considered the sole holder of such note. Except as provided below, owners of beneficial interests in a note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the note.

We will pay any additional interest as described under "Registration Rights of the Noteholders" above and interest payments on the global notes and the repurchase price of a note to Cede & Co., as the registered owner of the note, by wire transfer of immediately available funds on each interest payment date, if any, or the repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC's practice is to credit participants' accounts on a payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest. None of us, the trustee, the registrar, the paying agent or the conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion as described below, only at the direction of one or more participants to whose account with DTC interests in the note are credited and only in respect of the principal amount of the notes represented by then note as to which the participant or participants has or have given such direction.

Owners who hold beneficial interests in the notes through participants or indirect participants who desire to convert their interests into shares of our common stock should contact their brokers or the participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York and a member of the Federal Reserve System;

•	a "clearing corporation" within the meaning of the Uniform Commercial Code; and

•	a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a note among participants. However, DTC is under no obligation to perform or continue to perform these procedures and may discontinue these procedures at any time.

Definitive Notes. Definitive notes may be issued in exchange for notes represented by the global notes if DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days or in certain other circumstances set forth in the indenture.

EXPERTS

The consolidated financial statements and schedule of LeCroy Corporation and subsidiaries as of June 30, 2006 and 2005, and for each of the years in the three-year period ended June 30, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2006 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

The validity of the notes offered hereby and certain other legal matters will be passed upon for us by Fish & Richardson P.C., Boston, Massachusetts.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are "incorporating by reference" into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information modified or superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (other than any portions of such documents that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•	Our most recent quarterly reports on Form 10-Q for the quarterly periods ended September 30, 2006, filed on November 9, 2006 and December 31, 2006, filed on February 8, 2007.

•	Our annual report on Form 10-K for our fiscal year ended June 30, 2006, filed on September 14, 2006.

•	Our definitive proxy statement relating to our 2006 annual meeting of shareholders, filed on September 28, 2006.

•	Form 8-A filed on November 12, 1998, relating to our stockholder rights plan.

•	Form S-1 filed on August 9, 1995, describing our Common Stock, including any amendments or reports filed for the purpose of updating such description.

•	Current reports on Form 8-K filed January 10, 2007 and January 24, 2007.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the notes and shares of our common stock issuable upon conversion of the notes under this document shall also be deemed to be incorporated herein by reference (other than any portions of any such documents that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) and will automatically update information in this prospectus.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number: LeCroy Corporation, 700 Chestnut Ridge Road, Chestnut Ridge, New York 10977, Attention: Investor Relations, (845) 425-2000. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following is an itemized statement of the costs and expenses payable by us in connection with the issuance and distribution of the securities registered hereby. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee	$7,704
Fees of Registrar and Transfer Agent	$2,520,000
Legal Fees and Expenses	$200,000
Accountants’ Fees and Expenses	$173,040
Printing Expenses	$49,434
Miscellaneous Costs	$2,000

Total	$2,952,178

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

Our by-laws and certificate of incorporation provide for indemnification of our officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. We have entered into indemnification agreements with our executive officers and directors, pursuant to which we have agreed to indemnify such persons to the fullest extent permitted by law, and providing for certain other protections.

We maintain insurance for the benefit of our directors and officers insuring such persons against certain liabilities, including liabilities under applicable securities laws.

Item 16.	Exhibits

Exhibits
4.1*	Purchase Agreement dated October 5, 2006, between LeCroy Corporation and Cowen and Company, LLC
4.2*	Indenture dated October 12, 2006, between LeCroy Corporation and U.S. Bank National Association, as trustee
4.3*	Registration Rights Agreement dated October 12, 2006, between LeCroy Corporation and Cowan and Company, LLC
4.4*	Global Note representing LeCroy Corporation 4.00% Convertible Senior Notes due 2026
4.5**	Form of Common Stock Certificate
5.1	Opinion of Fish & Richardson P.C.
12.1	Computation of Ratio of Earnings to Fixed Charges - Actual and Proforma
23.1	Consent of KPMG LLP
23.2	Consent of Fish & Richardson P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature pages to this registration statement)
25.1	Statement of Eligibility of Trustee on Form T-1

*          Filed with the Securities and Exchange Commission on October 18, 2006 as an exhibit to the Registrant’s current report on Form 8-K and incorporated herein by reference.
**        Filed with the Securities and Exchange Commission on August 9, 1995 as an exhibit to the Registrant’s Registration Statement on Form S-1 and incorporated herein by reference.

Item 17.	Undertakings

(a)    The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

   (2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of those securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)        each prospectus filed by the Registration pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)        each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale or securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)       That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)       The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, LeCroy Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Town of Chestnut Ridge, State of New York, on February 22, 2007.

LECROY CORPORATION

By: /s/ Thomas H. Reslewic Name: Thomas H. Reslewic Title: President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Thomas H. Reslewic, Sean O’Connor and Roger D. Feldman severally, acting alone and without the other, his true and lawful attorney-in-fact with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this Registration Statement on Form S-3, to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
*
Charles A. Dickinson /s/ Thomas H. Reslewic	Chairman of the Board of Directors	February 22, 2007
Thomas H. Reslewic /s/ Sean O’Connor	President, Chief Executive Officer and Director	February 22, 2007
Sean O’Connor *	Vice President, Finance, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	February 22, 2007
Robert E. Anderson *	Director	February 22, 2007
Walter O. LeCroy, Jr. *	Director	February 22, 2007
Norman R. Robertson *	Director	February 22, 2007
William G. Scheerer *	Director	February 22, 2007
Allyn C. Woodward, Jr.	Director	February 22, 2007
* By /s/ Sean O'Connor